Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of January 1, 2016 (the “Effective Date”), by and between Kodiak Sciences Inc., a Delaware corporation (the “Company”), and John A. Borgeson (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, for such purpose and upon the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to establish the terms of the Executive’s employment with the Company and set out fully their respective rights, obligations and duties.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1. Employment by the Company.

(a) Title and Capacity. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, effective as of the Effective Date, under the terms set forth in this Agreement. During the Executive’s employment with the Company, the Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. The Executive will serve in an executive capacity as the Senior Vice President and Chief Financial Officer of the Company. The Executive will report directly to the Chief Executive Officer.

(b) Duties and Location. The Executive shall perform such duties as are ordinary, customary and necessary in such role as carried out for a biopharmaceutical company and consistent with the Company’s objectives to discover, develop, obtain approval, commercialize and sell its own pharmaceutical products, and to become registered to sell its securities to the public. The Executive shall be responsible, among other duties, for all financial aspects of preparing for and carrying out a public offering of securities, and the financial aspects of compliance with securities laws for publicly traded companies, the financial aspects of investor relations, and the financial aspects of compliance with commercial pharmaceutical regulations. In addition, the Executive shall perform any duties as are assigned to the Executive from time to time, consistent with the Bylaws of the Company and as required by the Chief Executive Officer of the Company. The Executive’s primary office location shall be Palo Alto, California. The Company reserves the right to reasonably require the Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

(c) Company Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

KODIAK SENSITIVE & CONFIDENTIAL

2. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay the Executive for services rendered an annual base salary of Two Hundred Ninety Thousand Dollars ($290,000), subject to payroll withholding and deductions, and payable in accordance with Company’s customary payroll practice (the “Base Salary”). The Base Salary shall be reviewed periodically by the Chief Executive Officer; provided, however, that any such review will not necessarily result in an adjustment to the Base Salary. Any change in the Base Salary must be approved by the Chief Executive Officer.

(b) Targeted Incentive Bonus. The Executive is eligible to earn, in addition to the Base Salary and subject to the terms hereof and at the full discretion of the Chief Executive Officer, a targeted incentive bonus of up to thirty percent (30%) of Base Salary, subject to all applicable withholdings and deductions (the “Targeted Incentive Bonus”). Whether Executive earns a Targeted Incentive Bonus award shall be determined by the Chief Executive Officer in its discretion, based on the Executive’s and the Company’s performance against “goals” during the applicable fiscal year. The Targeted Incentive Bonus performance Goals will be set by the Chief Executive Officer at beginning of each fiscal year. The Executive must remain an active employee through the end of the fiscal year in order to earn any Targeted Incentive Bonus. The Executive will not earn any bonus if Executive’s employment terminates for any reason before the end of the fiscal year. No prorated bonus can be earned. Any Targeted Incentive Bonus, if earned, shall be payable no earlier than the first payroll period in the new fiscal year, but in no event later than the first quarter following the applicable fiscal year.

(c) Equity. Subject to the approval of the Company’s Board of Directors (“Board”), upon Executive’s joining the Company as an employee, the Company shall grant Executive a Restricted Stock Award under the Kodiak Sciences Inc. 2015 Share Incentive Plan (the “Plan”) equal to purchase 177,229 Common Shares of the Company (the “Restricted Stock Award”) at the fair market value as determined by the Board as of the date of grant. The Restricted Stock Award will be governed in full by the terms and conditions of the Plan and Executive’s individual Restricted Stock Award Agreement and Restricted Stock Award Grant Notice. Subject to the limitations set forth below, the Restricted Stock Award will vest monthly over forty-eight (48) months, during Executive’s Continuous Service with the Company (as defined in the Plan). Executive’s Restricted Stock Award shall provide for accelerated vesting of unvested shares as follows. If Executive’s employment is terminated by the Company without Cause (as defined below) or by Executive with Good Reason (as defined below), and other than for death or Disability (as defined below), then that number of Restricted Stock Award shares as would have vested in the twelve (12)-month period following the Termination Date, had the Executive continued to be employed by the Company for such period, shall vest, effective as of the Termination Date, provided that, if such termination without Cause or with Good Reason occurs within twenty-four (24) months following the consummation of any Corporate Transaction (as defined below), then one hundred percent (100%) of the shares that remain unvested shall vest, effective as of the Termination Date. If on the date twenty-four (24) months immediately following the consummation of any Corporate Transaction the Executive is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then one hundred percent (100%) of the shares that remain unvested shall vest, effective as of the second anniversary of the Corporate Transaction. Executive’s Restricted Stock Award shall provide that any such vesting acceleration shall be subject to the Executive’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company (the “Release”), and in the case of termination, such Release must be executed and become effective within sixty (60) days following the Termination Date

KODIAK SENSITIVE & CONFIDENTIAL

(d) Benefits. The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company for its executive team from time to time on substantially the same terms as are made available to other such employees of the Company generally. The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(e) Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Executive’s discharge of the Company’s business, in accordance with the applicable Company policy as may be amended from time to time.

(f) Termination of Benefits. Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause, or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason, no compensation or other payments will be paid or provided to the Executive for periods following the termination Date when such a termination of employment is effective, provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans. If the Executive’s employment terminates as a result of the Executive’s death or Disability, no compensation or payments will be made to the Executive or to Executive’s estate, as the case may be, other than any Accrued Compensation (as defined below) and those benefits to which the Executive may otherwise be entitled under the benefit plans of the Company.

3. Compensation and Benefits Upon Termination of Employment. Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.

(a) General Benefits Upon Termination. The Company will pay the Executive, or Executive’s estate, as the case may be, all accrued but unpaid Base Salary, earned and awarded but unpaid Targeted Incentive Bonus compensation, approved but unpaid business expenses, and accrued but unused vacation (collectively, the “Accrued Compensation”), if any.

(b) Termination without “Cause” or for “Good Reason”. In the event that the Company terminates the Executive’s employment without Cause or, in the event the Executive terminates Executive’s employment for Good Reason, in each case at any time whether before, simultaneously with, or after a Corporate Transaction (as defined below): (i) the Executive shall be eligible to receive: (A) a lump sum payment equal to nine (9) months of Base Salary, subject to payroll withholding and deductions (“Severance Payment”), (B) a lump sum payment equal to the maximum Targeted Incentive Bonus, prorated for the portion of the fiscal year elapsed as of the Termination Date, subject to payroll withholding and deduction (“Severance Bonus Amount”), and (C) the benefits set forth in Section 3(d), and (ii) the Executive shall be entitled to acceleration of vesting of such number of Restricted Stock Award shares as would have vested in the twelve (12)-month period following the Termination Date had the Executive continued to be employed by the Company for such period, provided, however that in each case the receipt of such payments and benefits is expressly contingent upon the Executive’s execution and delivery of a Release executed and becoming effective within sixty (60) days following the Termination Date. The Severance Payment, Severance Bonus Amount, and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). The foregoing notwithstanding, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year. The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth on Exhibit A.

(c) Definitions.

KODIAK SENSITIVE & CONFIDENTIAL

(i) “Corporate Transaction” means any (A) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (C) a sale of substantially all of the assets of the Company.

(ii) “Cause” means (A) Executive’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (B) Executive’s intentional participation in any fraud or act of dishonesty against the Company; (C) a material violation by Executive of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company that is not cured within thirty (30) days following written notice of Cause from the Company provided that a cure is possible; (D) Executive’s willful and continued failure substantially to perform any of Executive’s job duties that is not cured within thirty (30) days following written notice of Cause from the Company; (E) conduct by Executive which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve that is not cured within thirty (30) days following written notice of Cause from the Company provided a cure is possible; or (F) Executive’s material breach of any agreement with the Company (or its subsidiaries or successors). In the event the Cause definition in this agreement differs from the Cause definition in the Plan, the definition in this Agreement shall control.

(iii) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive: (A) a material reduction in Base Salary or Targeted Incentive Bonus opportunity, or benefits; (B) a material reduction in Executive’s title, duties, or responsibilities without Cause provided that a reassignment following a Corporate Transaction to a position that is substantially similar to the position held prior to the Corporate Transaction shall not constitute a material reduction in job responsibilities or duties; (C) a relocation of Executive’s primary work location that increases Executive’s one-way commute by more than fifty (50) miles; (D) failure of the successor company to assume obligations contained in the Restricted Stock Award or any other equity compensation agreement in place between Executive and the Company at the time of the Corporate Transaction; or (E) the Company’s material breach of any terms of the Restricted Stock Award or this Agreement; provided, however, that no such event or condition shall constitute Good Reason unless (X) the Executive gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (Z) the Termination Date occurs within ninety (90) days following the Company’s receipt of such notice.

KODIAK SENSITIVE & CONFIDENTIAL

(d) Benefits Continuation.

(i) COBRA. If the Executive’s employment is terminated pursuant to Section 3(b) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for a nine (9)-month period following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

(ii) Special Cash Payments. If the Company determines, in its sole discretion, that it cannot pay its share of the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the Company’s share of the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the’ Benefits Continuation Period.

(iii) Alternative Eligibility. The above notwithstanding, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage. Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance benefits. The Executive hereby represents that Executive will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.

(e) Death. This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 2 of this Agreement shall be pro rated to the Termination Date and paid to the Executive’s estate.

(f) Disability. The Company may terminate the Executive’s employment for “Disability” if the Executive is unable, due to a physical or mental impairment, to perform the essential functions of the Executive’s job position, with or without reasonable accommodation, for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Company shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act. A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.

4. At-Will Employment. The Executive will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause or Good Reason. The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee. The “at-will” nature of the employment relationship with the Executive can only be altered by a written agreement approved by the Chief Executive Officer.

KODIAK SENSITIVE & CONFIDENTIAL

5. Director and Officer Liability Insurance; Indemnification. During the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.

6. Employee Confidential Information and Inventions Assignment Agreement. The Executive shall execute and deliver the Company’s standard Employee Confidential Information and Inventions Assignment Agreement set forth as Exhibit B hereto.

7. Attention to Duties; Conflict of Interest. Except with the prior written consent of the Chief Executive Officer, the Executive will not while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which the Executive is a passive investor. The Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Company has consented to the Executive’s pursuit of the external obligations set forth in Exhibit C hereto, provided, however, that such activities do not materially interfere with the performance of the Executive’s duties under this Agreement, are not competitive with the Company’s business, and do not cause a conflict of interest (any such issue an “External Conflict”). The existence of an External Conflict shall be determined in the sole discretion of the Chief Executive Officer, based upon a reasonable discussion of the potential issue with the Executive. Upon written notice of the Company’s withdrawal of consent to external activities because of an External Conflict, the Executive shall cease the external activities either immediately (in the case of competition or conflict of interest), or within a reasonable period not longer than thirty (30) days, otherwise further pursuit of such external activities shall be deemed Cause for termination under Section 3(c)(ii)(F). Other than those set forth in Exhibit C, the Executive represents that the Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company. While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. The Executive shall not invest in any company or business which competes in any manner with the Company, except as a passive investor, and for so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

8. General Provisions.

(a) Contingency. Executive’s employment hereunder is contingent upon satisfactory proof of Executive’s right to work in the United States.

(b) Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(c) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(d) Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.

KODIAK SENSITIVE & CONFIDENTIAL

(e) Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(f) Entire Agreement. This Agreement, including the agreements referred to herein (which are deemed incorporated by reference herein) constitute the entire and only agreement and understanding between the parties governing the terms and conditions of employment of the Executive with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings governing the terms and conditions of the Executive’s employment by the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the Effective Date, the terms of this Agreement shall control.

(g) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(h) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female references, and the word “or” is used in the inclusive sense.

(i) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by overnight courier, facsimile transmission, or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(k) Governing Law, Forum Selection. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in Santa Clara County, California, and the Company and the Executive each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

KODIAK SCIENCES INC.

By:	/s/ Victor Perlroth, M.D.
Victor Perlroth, M.D.

KODIAK SENSITIVE & CONFIDENTIAL

JOHN A. BORGESON:

/s/ John A. Borgeson

KODIAK SENSITIVE & CONFIDENTIAL

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Exhibit A, any severance payments and benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the’ meaning of Section 409A), then each installment of the’ severance payments or benefits shall be’ made’ on the’ date’s and terms se’t forth in the’ Agreement.

(c) If, as of the’ date’ of the’ Executive’s “separation from service” from the’ Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii) Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

KODIAK SENSITIVE & CONFIDENTIAL

A-1

3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

KODIAK SENSITIVE & CONFIDENTIAL

A-2

EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Kodiak Sciences Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be’ the’ sole’ and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, assay components, biological materials, cell lines, clinical data, other data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have’ not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring into the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

CALIFORNIA

KODIAK SENSITIVE & CONFIDENTIAL

2.2 Prior Inventions. I have disclosed on Attachment 1 a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Attachment 1, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or its designee are referred to in this Agreement as “Company Inventions.” Except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Attachment 1, I hereby assign, grant, and convey to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any

Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.6 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise

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conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

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7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

JOHN A. BORGESON	KODIAK SCIENCES INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:

/s/ John A. Borgeson
(Signature)	(Signature)

Title:	By:
Date: 12-22-2015	Title:
Address: 1473 Cortez Ave.	Date:
Burlingame CA 94010	Address: 2631 Hanover Street, Palo Alto, California 94304

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ATTACHMENT 1

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒  None

☐  See immediately below:

2. Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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EXHIBIT C

EXTERNAL OBLIGATIONS APPROVED BY THE

CHIEF EXECUTIVE OFFICER OF KODIAK SCIENCES INC.

1.	Solstice Biologics: Upon execution of this Agreement, begin transition of CFO responsibilities and complete a full transition effective no later than January 31, 2016, retaining no further obligation for services after such date.

2.	Alexo Therapeutics Inc.: Continue to serve as this company’s outsourced CFO, during the time period and subject to the limitations set forth in Section 7 of the Executive Employment Agreement.

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